ITEM 77C
                                                                       Exhibit 1


               DREYFUS MONEY MARKET INSTRUMENTS, INC. (the "Fund")

                 MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS


     A Special Meeting of Shareholders of the Dreyfus Money Market Instruments, Inc. was held on June 29, 2006. Out of a total of 822,660,473.925 shares ("Shares") entitled to vote at the meeting, a total of 716,271,765.750 were represented at the Meeting, in person or by proxy. The following matter was duly approved of the holders of the Fund's outstanding Shares as follows:

                                                    Shares
                                           -------------------------------------
                                           For                Authority Withheld
                                          --------------------------------------

To elect additional Board Members:

        Peggy C. Davis*                    713,833,760.900        2,438,004.850

        Joseph S. DiMartino                711,669,799.680        4,601,966.070

        David P. Feldman                   711,681,803.400        4,589,962.350

        Ehud Houminer*                     713,847,955.500        2,423,810.250

        Gloria Messinger*                  713,721,234.510        2,550,531.240

        Anne Wexler*                       713,589,005.290        2,682,760.460

* Each will serve as an Independent Board member of the fund commencing, subject to the discretion of the Board, on or about January 1, 2007.

     James F. Henry, Dr. Paul A. Marks and Dr. Martin Peretz continue as Board members of the fund after the shareholder meeting.